EXHIBIT 3.10

*090204*

**BARBARA K. CEGAVSKE**
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
## (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

HPEV, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

"The name of the corporation is Cool Technologies, Inc."

(See attached Certificate of Amendment)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 69.8%

4. Effective date and time of filing: (optional) Date: August 20, 2015 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

**Signature of Officer**

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

Reset

1

CERTIFICATE OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

HPEV, INC.

The FIRST Article is hereby deleted in its entirety and replaced with the following:

"The name of the corporation is Cool Technologies, Inc."

The THIRD Article is hereby deleted in its entirety and replaced with the following:

"The total authorized capital stock of the Corporation shall be 155,000,000 shares consisting of 140,000,000 shares of common stock, par value $0.001 per share and 15,000,000 shares of preferred stock, par value $0.001 per share.

The Board of Directors is authorized to divide the 15,000,000 shares of preferred stock, from time to time, into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and qualifications, limitations, or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such preferred stock into series may include, but is not limited to, the following provisions: preferences with respect to dividends, special or super voting powers, conversion rights into common stock, and preferences with respect to dissolutions and liquidations.”